As filed with the Securities and Exchange Commission on February 6, 2026
Registration No. 333-110020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 TO FORM S-8
under
THE SECURITIES ACT OF 1933

RTX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Wilson Blvd, Arlington, Virginia	22209
(Address of Principal Executive Offices)	(Zip Code)

UNITED TECHNOLOGIES CORPORATION EMPLOYEE SAVINGS PLAN
(Full title of the Plan)

Ramsaran Maharajh, Jr.
Executive Vice President and General Counsel
RTX Corporation
1000 Wilson Boulevard
Arlington, Virginia 22209

(781) 522-3000
(Name, address and telephone number of agent for service)

With copies to:
Joshua R. Cammaker
Erica E. Aho
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE REGARDING DEREGISTRATION

RTX Corporation (with its predecessors-in-interest, the “Company”) is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-110020), filed with the U.S. Securities and Exchange Commission on October 27, 2003 (the “Registration Statement”) with respect to shares of its common stock, par value $1.00 per share (“Common Stock”), thereby registering for issuance under the RTX Savings Plan (formerly known as the United Technologies Corporation Employee Savings Plan) (the “Plan”) an aggregate of 26,000,000 shares of Common Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the Registration Statement was also deemed to register such additional number of shares of Common Stock required to prevent dilution resulting from stock splits, stock dividends or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

As of the date of this Post-Effective Amendment, there are no remaining shares of Common Stock available to be offered under the Plan. This Post-Effective Amendment to the Registration Statement is being filed in order to deregister, and does hereby remove from registration, all shares of Common Stock that had been registered under the Registration Statement and any plan interests, in each case, that remain unissued as of the date hereof.

The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on February 6, 2026.*

RTX CORPORATION

By:	/s/ Ramsaran Maharajh, Jr.
	Name:	Ramsaran Maharajh, Jr.
	Title:	Executive Vice President and General Counsel

* Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.